EXHIBIT 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
Hardinge and Privet Reach Agreement on Board Composition

ELMIRA, N.Y., October 15, 2015-Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, today announced that its Board of Directors has reached an agreement with Privet Fund LP (together with its affiliates, “Privet”), one of its largest shareholders, in advance of the Company’s 2016 annual meeting of shareholders.

Under the terms of the agreement, Privet has agreed to vote all of its shares at the 2016 annual meeting in favor of the director nominees of the Board. The agreement also calls for the immediate appointment of Benjamin Rosenzweig as a new director to the Board of Directors, who will be the only nominee affiliated with Privet, and the later appointment of a second, independent director to be mutually selected by the Company and Privet. Upon election, Mr. Rosenzweig will be a Class III director with a term expiring at the 2018 annual meeting and the mutually selected independent director will become a member of the class of directors with terms expiring at the 2017 annual meeting. In addition, Privet has agreed to customary standstill restrictions through the 2016 annual meeting.

“This agreement represents a positive outcome for the Company. We look forward to working with the new directors toward our common goal of enhancing shareholder value through the successful completion of our strategic review process,” said Mr. John Perrotti, the Chairman of the Board.

Benjamin Rosenzweig, on behalf of Privet, stated: “We are pleased the Company is undertaking a strategic review process and we hope to be instrumental in bringing the process to a successful conclusion. We look forward to working constructively with the incumbent Board members to enhance shareholder value.”

The agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Ben Rosenzweig is a Partner at Privet Fund Management LLC.  Prior to joining Privet in September 2008, Mr. Rosenzweig served as an investment banking analyst in the Corporate Finance group of Alvarez and Marsal, where he completed multiple distressed mergers and acquisitions, restructurings, capital formation transactions and similar financial advisory engagements across several industries. He has considerable financial expertise, including extensive involvement with capital market transactions and turnaround situations. Mr. Rosenzweig graduated magna cum laude from Emory University with a Bachelor of Business Administration degree in Finance and a second major in Economics.

Mr. Rosenzweig is currently a member of the Board of Directors of Startek, Inc. (NYSE: SRT), where he chairs the Audit Committee and sits on the Nominating and Compensation Committees, and PFSweb, Inc. (NASDAQ: PFSW), where he sits on the Nominating Committee.  Mr. Rosenzweig formerly served as a member of the Board of Directors of RELM Wireless Corporation (NYSE MKT: RWC), where he sat on the Compensation and Nominating Committees.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the Company’s future prospects and the Board’s review of potential strategic alternatives, the timing of such review, and the possible outcomes of such review. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements, including as a result of the uncertainty associated with being able to identify and close any strategic transaction, the impact of the announcement of the Board’s review of strategic alternatives (including with respect to the Company’s business, its financial and operating results and its employees, suppliers and customers), as well as any strategic transaction that is pursued. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.